QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

CONTACT:	Tricia Haugeto Array BioPharma Inc. (303) 386-1193 thaugeto@arraybiopharma.com

ARRAY BIOPHARMA RECEIVES MILESTONE PAYMENT FROM AMGEN

        Boulder, Colo., (June 1, 2004)—Array BioPharma Inc. (NASDAQ: ARRY) announced today that it has received a $420,000 research milestone payment from Amgen Inc. The payment resulted from a drug discovery agreement initiated between Amgen and Array in January 2002. As part of the agreement, Array collaborated with Amgen on the discovery of proprietary lead compounds for an Amgen therapeutic target. Array would be entitled to additional payments if Amgen's program continues to advance and additional program milestones are achieved.

        "We are delighted that this discovery has resulted from our collaborative program," said Kevin Koch, Ph.D., President and Chief Scientific Officer, Array BioPharma. "We believe this milestone further demonstrates Array's ability to efficiently create high quality small molecule clinical candidates."

About Array BioPharma:

        Array BioPharma is creating the next generation of orally active drugs by integrating the latest advances in chemistry, biology and informatics. Our drug development pipeline is focused primarily in cancer and inflammatory disease and includes several promising small molecule drugs that regulate targets in therapeutically important disease pathways. In addition, Array collaborates with leading pharmaceutical and biotechnology companies to design, create and optimize drug candidates across a broad range of therapeutic areas. Our mission is to be the most efficient inventor of high quality drug candidates in the pharmaceutical industry. For more information on Array, please go to www.arraybiopharma.com.

Array BioPharma Forward-Looking Statement:

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our quarterly report filed on form 10-Q for the quarter ended March 31, 2004, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to collaborate with and fund third parties to in-license drug candidates for their product pipelines and on their drug discovery activities, the ability of our collaborators and of Array to meet drug discovery objectives tied to milestones and royalties, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, and our ability to attract and retain experienced scientists and management. We are providing this information as of June 1, 2004. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

###

QuickLinks

ARRAY BIOPHARMA RECEIVES MILESTONE PAYMENT FROM AMGEN